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                                                                  Exhibit (12)


                                   ECOLAB INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)


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                                                                                                    Nine Months
                                                        Year Ended December 31,                  Ended September 30,
                                          ----------------------------------------------------   -------------------
                                            1999       1998       1997       1996       1995       2000       1999
                                          --------   --------   --------   --------   --------   --------   --------
Earnings
 Income from continuing operations
    before income taxes and equity in
    earnings of Henkel-Ecolab             $267,238   $240,238   $205,867   $170,945   $151,181   $231,919   $205,041

  Royalties and dividends received from
     Henkel-Ecolab                          21,826     10,451     25,367     15,769      5,610     15,519     21,179

  Fixed charges, as computed below          41,441     39,037     30,761     30,774     26,621     32,238     30,646
                                          --------   --------   --------   --------   --------   --------   --------

      Total earnings including
          fixed charges                   $330,505   $289,726   $261,995   $217,488   $183,412   $279,676   $256,866
                                          ========   ========   ========   ========   ========   ========   ========

Fixed Charges
  Interest expense                        $ 25,053   $ 25,012   $ 18,043   $ 19,084   $ 15,857   $ 18,718   $ 18,355
  Portion of rental expense estimated
     to be representative of interest       16,388     14,025     12,718     11,690     10,764     13,520     12,291
                                          --------   --------   --------   --------   --------   --------   --------

      Total fixed charges                 $ 41,441   $ 39,037   $ 30,761   $ 30,774   $ 26,621   $ 32,238   $ 30,646
                                          ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges            7.98       7.42       8.52       7.07       6.89       8.68       8.38
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